Exhibit 99.2

February 7, 2019

Twitter Announces Fourth Quarter and Fiscal Year 2018 Results

Reports $3 Billion Annual Revenue and Four Quarters of GAAP Profitability in FY 2018, Continued Strong Year-Over-Year Revenue and Monetizable DAU Growth in Q4

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its fourth quarter and fiscal year 2018.

"2018 is proof that our long-term strategy is working. Our efforts to improve health have delivered important results, and new product features like a single switch to move between latest and most relevant Tweets have been embraced by the people who use Twitter," said Jack Dorsey, Twitter's CEO. "We enter this year confident that we will continue to deliver strong performance by focusing on making Twitter a healthier and more conversational service.”

“Through our consistent strategy and solid execution, Q4 was a strong finish to the year. We’re delivering great results with revenue up 24% year-over-year, steady sequential growth in total monetizable daily active users (mDAU) and revenue, along with GAAP profitability throughout the year,” said Ned Segal, Twitter’s CFO.  “We’re also continuing to demonstrate Twitter’s unique value proposition for advertisers as the best place to launch something new or connect with what’s happening.”

A Note About Our Disclosures

We want to provide something valuable to people on Twitter every day, and we believe that monetizable DAU (mDAU), and its related growth, are the best ways to measure our success. Monetizable DAU are Twitter users who log in and access Twitter on any given day through Twitter.com or our Twitter applications that are able to show ads. Our mDAU are not comparable to current disclosures from other companies, many of whom share a more expansive metric that includes people who are not seeing ads. We considered changing our disclosure to be comparable to other companies, but our goal was not to disclose just the largest daily active user number we could.  We want to align our external stakeholders around one metric that reflects our goal of delivering value to people on Twitter every day and monetizing that usage. As a result, starting this quarter, in addition to sharing the growth in mDAU as we have since 2016, we are disclosing the absolute number of average mDAU (previously referred to as DAU), for both the US and international markets. As mDAU will be the metric we use to show the size of our audience and engagement going forward, we will discontinue disclosing MAU after Q1’19.

This change in disclosure does not impact the objectives which bring advertisers to Twitter or the information to which they have access today. Advertisers come to Twitter because we have one of the most valuable audiences when they are most receptive, and we generate a high return on investment against their campaign objectives whether they are launching a new product or connecting with what's happening on Twitter.

Fiscal Year 2018 Operational and Financial Highlights

•

2018 revenue exceeded $3 billion, an increase of 25% year-over-year. On a constant currency basis, revenue grew 24% year-over-year. Excluding TellApart (which contributed $45 million of revenue in the first three quarters of 2017 and was fully deprecated in Q4’17), total revenue grew 27% year-over-year.

•	2018 GAAP costs and expenses totaled $2.6 billion, an increase of 8% year-over-year. Global headcount increased by almost 550 employees or 16% year-over-year, to more than 3,900 employees at year-end.
○	2018 non-GAAP costs and expenses totaled $2.2 billion, an increase of 17% year-over-year.
•

2018 GAAP net income was $1.2 billion, compared to a net loss of $108 million in the previous year, representing a GAAP net margin of 40% and GAAP diluted EPS of $1.56. Excluding the release of deferred tax asset valuation allowances of $845 million, we generated net income of $360 million, net margin of 12%, and diluted EPS of $0.47.

•

2018 adjusted EBITDA was $1.2 billion, an increase of 39% year-over-year, representing an adjusted EBITDA margin of 39%, compared to an adjusted EBITDA of $863 million and adjusted EBITDA margin of 35% in 2017.

Fourth Quarter 2018 Operational and Financial Highlights

•	Q4 revenue totaled $909 million, an increase of 24% year-over-year or 26% on a constant currency basis.
○	Advertising revenue totaled $791 million, an increase of 23% year-over-year or 25% on a constant currency basis.
▪	Total ad engagements increased 33% year-over-year.
▪	Cost per engagement (CPE) decreased 7% year-over-year.
○	Data licensing and other revenue totaled $117 million, an increase of 35% year-over-year.
○	US revenue totaled $506 million, an increase of 24% year-over-year.
○	International revenue totaled $403 million, an increase of 24% year-over-year.

•	Q4 GAAP costs and expenses totaled $702 million, an increase of 13% year-over-year. This resulted in GAAP operating income of $207 million and 23% operating margin.
○	Q4 non-GAAP costs and expenses totaled $618 million, an increase of 21% year-over-year.

•	Q4 GAAP net income was $255 million, compared to $91 million in the same period of the previous year, representing a GAAP net margin of 28% and GAAP diluted EPS of $0.33.
○	Q4 non-GAAP net income was $244 million compared to $141 million in the same period of the previous year, representing a non-GAAP net margin of 27% and non-GAAP diluted EPS of $0.31.

•	Q4 adjusted EBITDA was $397 million compared to $308 million in the same period of the previous year, representing an adjusted EBITDA margin of 44%.

•	Average monetizable daily active users (mDAU) were 126 million for Q4, compared to 115 million in the same period of the previous year and compared to 124 million in the previous quarter.
○	Average US mDAU were 27 million for Q4, compared to 25 million in the same period of the previous year and compared to 26 million in the previous quarter.
○	Average international mDAU were 99 million for Q4, compared to 89 million in the same period of the previous year and compared to 98 million in the previous quarter.

•	Average monthly active users (MAU) were 321 million for Q4, compared to 330 million in the same period of the previous year and compared to 326 million in the previous quarter.
○	Average US MAU were 66 million for Q4, compared to 68 million in the same period of the previous year and compared to 67 million in the previous quarter.
○	Average international MAU were 255 million for Q4, compared to 262 million in the same period of the previous year and compared to 259 million in the previous quarter.

Outlook

For Q1, we expect:

•	Total revenue to be between $715 million and $775 million
•	GAAP operating income to be between $5 million and $35 million

For FY 2019, we expect:

•	GAAP and cash operating expenses to be up approximately 20% year-over-year in 2019 as we support our existing priorities of health, conversation, revenue product and sales, and platform
•	Stock-based compensation expense to be in the range of $350 million to $400 million
•	Capital expenditures to be between $550 million and $600 million

Note that our outlook for Q1 and the full year 2019 reflects foreign exchange rates as of January 2019.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Appendix

Fourth Quarter and Full Year 2018 Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, February 7, 2019, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the fourth quarter of 2018. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

First Quarter Earnings Release Details

Twitter will release financial results for the first quarter of 2019 on April 23, 2019, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics

Twitter defines monetizable daily active usage or users (mDAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter on any given day through Twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active user base. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Twitter defines monthly active usage or users (MAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website, desktop or mobile applications, SMS or registered third-party applications or websites in the 30-day period ending on the date of measurement. Average MAU for a period represent the average of the MAU at the end of each month during the period.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance and statements regarding future disclosures; Twitter’s expectations regarding its strategies, product, and business plans, including its priorities, areas of geographic growth, product initiatives, and product experiments; strategies for improving the health of the platform, enhancing the conversation on the platform, increasing shareholder value, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, including video and audio, and the impact thereof on its business; machine learning and data and enterprise solutions; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, profitability, audience and engagement (including, in each case, any potential impact of its information quality efforts, GDPR, potential changes to carrier relationships and other operational decisions), monetization, advertiser base and spending, headcount growth targets, application of its abuse rules, allocation of resources, and execution by its sales and operating teams. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment of investments in privately held companies, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US federal and state statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP net margin is calculated by dividing non-GAAP net income by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted net income (loss) as net income (loss) excluding the net benefit from deferred tax asset valuation allowance release. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by non-GAAP share count. In order to present revenues on a constant currency basis for the fiscal year and quarter ended December 31, 2018, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar, which Twitter believes is a useful metric that facilitates comparison to its historical performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of revenues on a constant currency basis, adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, non-GAAP net margin, adjusted EBITDA margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in adjusted EBITDA, non-GAAP net income, non-GAAP costs and expenses, adjusted EBITDA margin, non-GAAP net margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share. Twitter also believes that revenues excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP net margin, non-GAAP costs and expenses, adjusted EBITDA margin, non-GAAP diluted EPS, adjusted net income (loss), and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter presents revenue without the effects of TellApart, which has been fully deprecated and no longer contributes to revenue, as well as net income, net margin, and diluted EPS without the effect of the release of a deferred tax asset valuation allowance as such amount is non-operating.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:

Cherryl Valenzuela

ir@twitter.com

Press:

Giovanna Falbo

press@twitter.com

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Non-GAAP net income and net income per share:
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Exclude: Provision (benefit) for income taxes	(48,766)	2,474	(782,052)	12,645
Income (loss) before income taxes	206,537	93,553	423,544	(95,418)
Stock-based compensation expense	81,887	102,454	326,228	433,806
Amortization of acquired intangible assets	4,786	4,929	18,984	46,537
Non-cash interest expense related to convertible notes	31,017	20,417	105,926	80,061
Impairment of investments in privately-held companies	—	—	3,000	62,439
Restructuring charges and one-time nonrecurring gain	(2,989)	3,102	(4,255)	(5,427)
Non-GAAP income before income taxes	321,238	224,455	873,427	521,998
Non-GAAP provision for income taxes (1)	77,097	83,048	209,623	193,139
Non-GAAP net income	$244,141	$141,407	$663,804	$328,859
GAAP basic shares	760,525	741,822	754,326	732,702
Dilutive equity awards (2)	15,604	12,809	18,360	9,521
Non-GAAP diluted shares (3)	776,129	754,631	772,686	742,223
Non-GAAP diluted net income per share	$0.31	$0.19	$0.86	$0.44
Adjusted EBITDA:
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Stock-based compensation expense	81,887	102,454	326,228	433,806
Depreciation and amortization expense	110,723	92,520	425,498	395,867
Interest and other expense, net	371	16,545	29,781	134,158
Provision (benefit) for income taxes	(48,766)	2,474	(782,052)	12,645
Restructuring charges and one-time nonrecurring gain	(2,989)	3,102	(4,255)	(5,427)
Adjusted EBITDA	$396,529	$308,174	$1,200,796	$862,986
Non-GAAP costs and expenses:
Total costs and expenses	$701,928	$621,462	$2,589,034	$2,404,559
Less: stock-based compensation expense	(81,887)	(102,454)	(326,228)	(433,806)
Less: amortization of acquired intangible assets	(4,786)	(4,929)	(18,984)	(46,537)
Less: restructuring charges and one-time nonrecurring gain	2,989	(3,102)	4,255	5,427
Total non-GAAP costs and expenses	$618,244	$510,977	$2,248,077	$1,929,643
Adjusted net income (loss):
Net income (loss)	$255,303	$91,079	$1,205,596	$(108,063)
Exclude: net benefit from deferred tax asset valuation allowance release(4)	(119,835)	—	(845,129)	—
Adjusted net income (loss)	$135,468	$91,079	$360,467	$(108,063)
Adjusted diluted net income (loss) per share	$0.17	$0.12	$0.47	$(0.15)

(1) As a result of the Tax Act, the blended US federal and state statutory tax rate used to calculate our reported non-GAAP provisions for income taxes decreased from 37% to 24% beginning in the first quarter of 2018.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as non-GAAP dilutive shares for the three and twelve months ended December 31, 2018 and the three months ended December 31, 2017
(4) The net benefit from deferred tax asset valuation release in the three months ended December 31, 2018 represents the change in estimate for the current year realization of our deferred tax assets.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue, advertising revenue and data licensing and other revenue excluding foreign exchange effect:
Revenue	$909	$732	$3,042	$2,443
Foreign exchange effect on 2018 revenue using 2017 rates	11		(5)
Revenue excluding foreign exchange effect	$920		$3,037
Revenue year-over-year change percent	24%		25%
Revenue excluding foreign exchange effect year-over-year change percent	26%		24%

Advertising revenue	$791	$644	$2,617	$2,110
Foreign exchange effect on 2018 advertising revenue using 2017 rates	11		(5)
Advertising revenue excluding foreign exchange effect	$802		$2,612
Advertising revenue year-over-year change percent	23%		24%
Advertising revenue excluding foreign exchange effect year-over-year change percent	25%		24%

Data licensing and other revenue	$118	$88	$425	$333
Foreign exchange effect on 2018 data licensing and other revenue using 2017 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$118		$425
Data licensing and other revenue year-over-year change percent	35%		27%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	35%		27%